Exhibit 99.1

FOR IMMEDIATE RELEASE

MetroCity Bankshares, Inc. Declares Quarterly Cash Dividend

ATLANTA, GA (October 19, 2022) – MetroCity Bankshares, Inc. (NASDAQ: MCBS) announced today that its board of directors declared a quarterly cash dividend of $0.15 per share on its common stock. The cash dividend is payable on November 10, 2022 to shareholders of record as of November 2, 2022.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta metropolitan area. Metro City Bank currently operates 19 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Contact Information

Farid Tan

770-455-4978

faridtan@metrocitybank.bank

Lucas Stewart

678-580-6414

lucasstewart@metrocitybank.bank